UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

February 19, 2008

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6470 Sycamore Court North, Maple Grove, Minnesota	55369
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4©)

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2008, the corporation’s Compensation Committee approved the 2008 CEO Bonus Plan. Under the plan, the corporation’s CEO is eligible to earn a bonus in 2008 equal to the sum of (a) 1% of total revenue from the corporation’s Insignia POPS line in 2008 between $21.5 million and $26.5 million, for a maximum bonus of $50,000, plus (b) 3.75% of the corporation’s gross margin for Insignia POPS sales in 2008, which exceed $26.5 million. The 2008 CEO Bonus Plan is similar in design to the CEO bonus plan for 2007 with modifications to revenue targets.

On February 19, 2008, the registrant’s Compensation Committee also approved the 2008 Executive Incentive Bonus Plan. The employees eligible to participate in the Plan are the Vice President of Finance, Senior Vice President of Marketing Services, Vice President of Operations, Vice President of Technology Development and Controller. Under the terms of the Plan, eligible employees may receive annual bonuses between 2% and 30% of base salary if the registrant achieves targets relating to Insignia POPS revenue and adjusted net income as defined in the plan. The 2008 Executive Incentive Bonus Plan is similar in design to the 2007 Executive Incentive Bonus Plan with modifications to revenue and adjusted net income targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: February 25, 2008	By	/s/ Justin W. Shireman
Justin W. Shireman, Chief Financial Officer